Exhibit 21.1

Sealy Industrial Partners IV, LP

Subsidiaries of the Registrant

Name

Sealy Industrial Partners IV, LP

Sealy Industrial Partners IV REIT, LLC'

Sealy Industrial Partners IV OP, LP

Sealy 20th Avenue LLC

Sealy 27th Street North, LLC

Sealy Calcasieu Industrial Drive, LLC

Sealy Commercial Drive, LLC

Sealy Crossroads L, LLC

Sealy Gardner Avenue, LLC

Sealy Great 290, LLC

Sealy Kill Creek Road, LLC

Sealy North Sweet Gum I, LLC

Sealy North Sweet Gum II, LLC

Sealy NorthPoint One, LLC

Sealy NW 142nd Street, LLC

Sealy Olive Avenue Land, LLC

Sealy Pederson Road, LLC

Sealy Royalton Road, LLC

Sealy SIP IV Master Associates

Sealy South Green Road, LLC

Sealy Stateline K, LLC

Sealy West Albany I, LLC

Sealy West Albany II, LLC